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                                                                   EXHIBIT 10.2


                            AMENDMENT NUMBER ONE TO
                                  JACADA LTD.
                      1999 SHARE OPTION AND INCENTIVE PLAN

The 1999 Share Option and Incentive Plan of Jacada Ltd. is hereby amended as follows:

         Paragraph 6 of the Plan, entitled "Shares Reserved for 1999 Plan," shall be amended by deleting the first sentence of such Paragraph 6 and substituting the following new sentence therefor:

                  'Subject to adjustment as provided in Paragraph 8 hereof, a total of 3,600,000 Ordinary Shares, NIS 0.01 par value per share, of the Company ("Shares") shall be subject to the 1999 Plan.'

         All other provisions of the Plan shall continue in full force and effect, and the foregoing amendment shall be effective on the date that such amendment is approved by the Company's shareholders.